Rural Cellular Corporation
Announces
Third Quarter 2003
Record Financial Results

For Immediate Release

November 13, 2003—— ALEXANDRIA, Minn. —— Rural Cellular Corporation (“RCC” or “the Company”) (OTCBB: RCCC) announces operating results for the third quarter of 2003.

Third Quarter 2003 Highlights:

•	EBITDA improved 13% to $69 million, a record for any quarter, as compared to the third quarter of 2002. EBITDA margin improved to 50% as compared to 48% in the third quarter of 2002. (see reconciliation of non-GAAP financial measures to comparable GAAP financial measures)

•	Service revenue grew 11% to $93 million compared to the third quarter of 2002.

•	Roaming revenue increased 6% to $38 million as compared to the third quarter of 2002.

•	Local service revenue per customer increased to $45 as compared to $42 in the third quarter of 2002.

Richard P. Ekstrand, President and Chief Executive Officer, commented: “This quarter’s financial performance was very strong and reflects quality customers, prudent cost control, and strong networks together with solid roaming relationships. Given the strength of our existing operations together with the expectations of our next-generation network strategy, we believe RCC is well positioned for continued financial success.”

Recent Roaming Agreements

On November 12, 2003, in anticipation of turning up the Company’s GSM/GPRS networks in both its Northeast and Northwest regions, RCC entered into a national GSM/GPRS roaming agreement with T-Mobile, effective through December 2007. This agreement establishes RCC as a preferred roaming partner of T-Mobile in certain RCC markets.

On October 14, 2003, RCC and AT&T Wireless announced the signing of an agreement to exchange certain wireless properties. The transaction remains subject to federal regulatory approvals and certain other conditions, with closing anticipated in the first quarter of 2004. Under the agreement, RCC will transfer to AT&T Wireless its operations in Oregon RSA 4, covering 226,000 POPs and including 36 cell sites and approximately 38,000 customers as of September 30, 2003. RCC will receive from AT&T Wireless operations in Alabama and Mississippi covering 732,000 total POPs and 545,000 incremental POPs and including 98 cell sites and approximately 16,000 customers as of September 30, 2003. In addition, RCC will receive from AT&T Wireless unbuilt PCS licenses covering portions of RCC’s South, Midwest, and Northwest regions totaling 2.4 million POPs with 1.3 million of those being incremental POPs. In conjunction with this agreement, the parties amended an existing roaming agreement effective through June 2006, expanding territory in which AT&T Wireless customers will be able to roam on RCC’s network, including RCC’s GSM/GPRS network under development in the Northwest region. RCC will also receive $13.5 million in cash that will be used to permanently reduce its credit facility. In connection with this transaction, the Company recorded a non-cash loss on assets held for sale of $42.2 million (included in operating expenses).

Network Update

RCC is on schedule with the construction of its Northeast and Northwest region GSM/GPRS networks and its Midwest region CDMA 1XRTT network. During the first quarter of 2004, the Company expects to start receiving roaming revenue from these new networks. Later in 2004, the Company expects to begin implementing new marketing initiatives for products and services these next-generation networks make available.

Eligible Telecommunications Carrier Status

RCC recognized a total of $2.2 million in ETC support payments from the states of Alabama, Maine, Mississippi, and Washington during the three months ended September 30, 2003. It did not receive ETC support in the three months ended September 30, 2002.

In addition, RCC has recently received ETC certification in Minnesota and Vermont and has filed applications for ETC designation in Kansas, New Hampshire, and Oregon.

Customer Growth

During the three months ended September 30, 2003, total customers, including wholesale, increased by 1,469 and totaled 740,484 at the end of the quarter. Postpaid gross customer additions were 42,602 with net postpaid customer additions of 1,754. Postpaid retention was 97.9% for the quarter. In addition, wholesale customers increased by 2,568 and prepaid customers decreased by 2,853.

Teleconference

On November 14, 2003 at 8:00 AM CT, a teleconference will be held to discuss RCC’s third quarter performance and other financial matters. To participate in the call, please dial (800) 619-6567, give the operator your name, and identify Richard Ekstrand as the call leader and RCCC as the pass code. To access a replay of this call through November 20, 2003, dial (888) 433-2213. An audio replay of the teleconference can also be accessed by logging onto the Company’s website at www.RCCwireless.com. To access the audio stream, click on the Investor Relations section.

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states.

Forward-looking statements

Statements about RCC’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the ability to deploy new network technology on a timely basis, the successful integration of new service areas, the ability to service debt, and other factors discussed in RCC’s Report on Form 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission.

Contact:	Chris Boraas, Investor Relations Director — Equity (320) 808-2451 Suzanne Allen, Treasurer — Preferred Securities and Debt (320) 808-2156 World Wide Web address: http://www.rccwireless.com

# # #

Consolidated Operating Data:	(Unaudited)		(Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2003	2002	2003	2002

Penetration (1) (2)	11.4%	11.1%	11.4%	11.1%
Retention (3)	97.9%	98.1%	98.1%	98.2%
Average monthly revenue per customer (4)	$64	$61	$60	$58
Average monthly revenue per customer, less incollect cost(4)	$58	$54	$54	$51
Local service revenue per customer (5)	$45	$42	$43	$41
Acquisition cost per customer (6)	$401	$411	$414	$357
Acquisition cost per customer
(excluding phone service depreciation) (6)	$369	$323	$369	$280
Voice customers at period end
Postpaid			653,491	626,746
Prepaid			24,427	28,300
Wholesale			62,566	47,751

Total customers			740,484	702,797
Direct Marketed POPs (1)
RCC Cellular			5,208,000	5,161,000
Wireless Alliance			754,000	732,000

Total POPs			5,962,000	5,893,000

(1)	Reflects 2000 U.S. Census Bureau data updated for December 2002.

(2)	Represents the ratio of wireless voice customers, excluding wholesale customers, at the end of the period to population served (“POPs”).

(3)	Determined for each period by dividing total postpaid wireless voice customers discontinuing service during such period by the average postpaid wireless voice customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), dividing that result by the number of months in the period, and subtracting such result from one.

(4)	Determined for each period by dividing service revenue (not including pass-through regulatory fees) and roaming revenue by the monthly average postpaid customers for such period.

(5)	Determined for each period by dividing service revenue (not including pass-through regulatory fees) by the monthly average postpaid customers for such period.

(6)	Determined for each period by dividing selling and marketing expenses, net costs of equipment sales, and depreciation of rental telephone equipment by the gross postpaid wireless voice customers added during such period.

Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures

We utilize certain financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP, to assess our financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. Our method of computation may not be comparable to other similarly titled measures of other companies. The following table reconciles our non-GAAP financial measures with our financial measures presented in accordance with GAAP. EBITDA margin is determined by dividing EBITDA by total revenue.

	Three months ended		Six months ended
	September 30,		September 30,

	2003	2002	2003	2002

	(Dollars in thousands)
EBITDA	$68,713	$60,729	$180,799	$169,841
Depreciation and amortization	(19,464)	(22,102)	(59,217)	(61,611)
Loss on assets held for sale	(42,244)	—	(42,244)	—
Interest expense, net	(45,069)	(28,384)	(95,691)	(87,469)
Other	(57)	(7)	931	71
Cumulative change in accounting principle	—	—	—	(417,064)

Net income (loss)	$(38,121)	$10,236	$(15,422)	$(396,232)

We believe that EBITDA provides an important perspective on our operating results and our ability to service long-term obligations, to fund continuing growth, and to continue as a going concern. The table above reconciles EBITDA to net income (loss). EBITDA is not intended to represent alternatives to net income or cash flows from operating, financing, or investing activities (as determined in accordance with GAAP) as a measure of performance and is not representative of funds available for discretionary use due to our financing obligations.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
ASSETS
(Unaudited)

	As of

	September 30,	December 31,
	2003	2002

CURRENT ASSETS:
Cash and cash equivalents	$140,095	$53,788
Accounts receivable, less allowance for doubtful accounts of $3,263 and $3,096	54,602	46,442
Inventories	4,794	6,624
Other current assets	3,914	3,217
Assets of operations held for sale	52,699	—

Total current assets	256,104	110,071

PROPERTY AND EQUIPMENT, less accumulated depreciation of $192,692 and $172,629	217,432	240,536

LICENSES AND OTHER ASSETS:
Licenses, net	556,082	618,576
Goodwill, net	360,796	369,829
Customer lists, net	69,128	92,748
Deferred debt issuance costs, less accumulated amortization of $10,603 and $11,427	35,723	25,176
Other assets, less accumulated amortization of $1,655 and $1,432	5,836	6,042

Total licenses and other assets	1,027,565	1,112,371

	$1,501,101	$1,462,978

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
LIABILITIES AND SHAREHOLDERS’ DEFICIT
(Unaudited)

	As of

	September 30,	December 31,
	2003	2002

CURRENT LIABILITIES:
Accounts payable	$39,329	$41,633
Current portion of long-term debt	89	79,047
Advance billings and customer deposits	10,848	10,447
Accrued interest	22,897	18,476
Dividends payable	—	6,412
Other accrued expenses	9,775	9,552
Liabilities of operations held for sale	698	—

Total current liabilities	83,636	165,567
LONG-TERM LIABILITIES	1,795,488	1,211,026

Total liabilities	1,879,124	1,376,593

REDEEMABLE PREFERRED STOCK	150,305	569,500
SHAREHOLDERS’ DEFICIT:
Class A common stock; $.01 par value; 200,000 shares authorized, 11,492 and 11,229 issued	115	112
Class B common stock; $.01 par value; 10,000 shares authorized, 577 and 693 issued	6	7
Additional paid-in capital	192,409	192,294
Accumulated deficit	(720,731)	(669,508)
Accumulated other comprehensive loss	(127)	(6,020)

Total shareholders’ deficit	(528,328)	(483,115)

	$1,501,101	$1,462,978

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2003	2002	2003	2002

REVENUE:
Service	$92,530	$83,224	$264,357	$239,194
Roaming	37,598	35,400	98,449	95,417
Equipment	6,462	7,098	14,765	14,941

Total revenue	136,590	125,722	377,571	349,552

OPERATING EXPENSES:
Network costs, excluding depreciation and amortization	24,613	24,684	73,417	73,582
Cost of equipment sales	9,812	10,344	26,936	18,315
Selling, general and administrative	33,452	29,965	96,419	87,814
Depreciation and amortization	19,464	22,102	59,217	61,611
Loss on assets held for sale	42,244	—	42,244	—

Total operating expenses	129,585	87,095	298,233	241,322

OPERATING INCOME	7,005	38,627	79,338	108,230

OTHER INCOME (EXPENSE):
Interest expense, net	(45,069)	(28,384)	(95,691)	(87,469)
Other	(57)	(7)	931	71

Other expense, net	(45,126)	(28,391)	(94,760)	(87,398)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT ADJUSTMENT	(38,121)	10,236	(15,422)	20,832
CUMULATIVE EFFECT ADJUSTMENT	—	—	—	(417,064)

NET INCOME (LOSS)	(38,121)	10,236	(15,422)	(396,232)

PREFERRED STOCK DIVIDEND	(3,019)	(15,334)	(35,801)	(44,807)

NET LOSS APPLICABLE TO COMMON SHARES	$(41,140)	$(5,098)	$(51,223)	$(441,039)

NET LOSS APPLICABLE TO COMMON SHARES:
Net loss per share applicable to common shares before cumulative effect adjustment	$(3.41)	$(0.43)	$(4.25)	$(2.01)
Cumulative effect adjustment	—	—	—	(34.99)

Net loss per basic and diluted share	$(3.41)	$(0.43)	$(4.25)	$(37.00)

WEIGHTED AVERAGE SHARES USED TO COMPUTE LOSS PER SHARE:
Basic	12,068	11,921	12,056	11,920
Diluted	12,068	11,921	12,056	11,920
COMPREHENSIVE LOSS:
Net loss applicable to common shares	$(41,140)	$(5,098)	$(51,223)	$(441,039)
Hedging activity: mark-to-market adjustments — financial instruments	190	1,484	5,893	4,001

TOTAL COMPREHENSIVE LOSS	$(40,950)	$(3,614)	$(45,330)	$(437,038)

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Nine months ended September 30,

	2003	2002

OPERATING ACTIVITIES:
Net loss	$(15,422)	$(396,232)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	59,217	61,611
Loss on extinguishment of debt	5,942	3,319
Mark-to-market adjustments — financial instruments	(141)	13,023
Loss on assets held for sale	42,244	—
Cumulative effect adjustment	—	417,064
Other	3,306	2,441
Change in other operating elements:
Accounts receivable	(11,343)	(5,007)
Inventories	1,664	1,631
Other current assets	(720)	(550)
Accounts payable	(1,795)	(5,500)
Advance billings and customer deposits	538	3,059
Accrued preferred stock dividends	13,784	—
Other accrued expenses	1,400	4,335

Net cash provided by operating activities	98,674	99,194

INVESTING ACTIVITIES:
Purchases of property and equipment	(32,616)	(41,517)
Proceeds from sale of REC/RTB stock	—	650
Proceeds from sale of property and equipment	348	—
Other	2	37

Net cash used in investing activities	(32,266)	(40,830)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock related to employee stock purchase plan and stock options	116	330
Proceeds from issuance of long-term debt	445,000	342,550
Repayments of long-term debt	(379,628)	(360,208)
Payments of debt issuance costs	(12,860)	(10,322)
Repayment of swaption	(34,184)	—
Proceeds from unwinding hedge agreements	2,300	—
Other	(845)	(147)

Net cash provided by (used in) financing activities	19,899	(27,797)

NET INCREASE IN CASH AND CASH EQUIVALENTS	86,307	30,567
CASH AND CASH EQUIVALENTS, at beginning of period	53,788	1,995

CASH AND CASH EQUIVALENTS, at end of period	$140,095	$32,562